UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): June 18, 2021

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	OPTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Effective June 18, 2021, in connection with his appointment as Chief Executive Officer and President of Ocean Power Technologies, Inc. (the “Company”) as described under Item 5.02 below, J. Philipp Stratmann entered into an Employment Agreement (the “Employment Agreement”) with the Company. Mr. Stratmann previously served as Vice President – Global Business Development since 2019. Pursuant to the Employment Agreement, Mr. Stratmann will receive an annual base salary of $360,000, is eligible for an annual, discretionary, performance-based bonus targeted at 75% of base salary on such terms and conditions as may be determined by the Board of Directors (the “Board”) or its Compensation Committee, and is eligible to receive long-term incentive equity based awards, pursuant to the Company’s 2015 Omnibus Incentive Plan, as amended, subject to such terms and conditions as may be determined by the Board or its Compensation Committee. At the time of signing the Employment Agreement, Mr. Stratmann received a one-time grant of 100,000 restricted stock units that vest, if at all, equally over two years with 1/3 of each vesting based on time and 2/3 of each vesting based on positive total shareholder return.

Mr. Stratmann will also receive temporary housing assistance for up to six months and up to $50,000 to cover such costs and relocation expenses related to moving to New Jersey of up to $50,000. If he is terminated other than for cause within the first 12 months, he will receive six months of salary as severance, and if terminated other than for cause thereafter, he will receive 12 months of salary as severance. Mr. Stratmann is also subject to covenants regarding non-competition, non-solicitation and confidentiality.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

As described below under Item 5.02, the employment agreement of George H. Kirby III with the Company dated as of December 29, 2014, as amended, ceased in connection with his departure from the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 21, 2021, the Company announced that George H. Kirby III, former President and Chief Executive Officer of the Company, departed the Company on June 18, 2021. As described under Item 1.02 above, Mr. Kirby’s employment agreement with the Company dated as of December 29, 2014, as amended, ceased in connection with his departure effective as of such date.

Effective June 18, 2021, as noted in Item 1.01 above, J. Philipp Stratmann was appointed Chief Executive Officer and President of the Company. Mr. Stratmann, age 42, has served as Vice President – Global Business Development of the Company since 2019. Prior to that, he was Vice President, Biofuels for Velocys, which he joined in 2015 as Business Development Director. He previously served as General Manager Global Development and West Africa for InterMoor and has held leadership positions with Acteon Group and Ernst & Young, in addition to experience with VT Group and Shell. He is a graduate of the United Kingdom’s University of Southampton, where he received his Engineering Doctorate and his Master of Engineering degree in Ship Science.

In addition, Matthew T. Shafer, the Company’s Chief Financial Officer, was promoted to Senior Vice President, Chief Financial Officer and Treasurer.

The description of the Employment Agreement is incorporated by reference into this Item 5.02.

Item 8.01	Other Events.

On June 21, 2021, the Company issued a press release announcing the various management changes contemplated by Item 5.02 above. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits

*10.1	Employment Agreement between the Company and Philipp Stratmann dated effective June 18, 2021.

*99.1	Press release dated June 21, 2021.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: June 21, 2021	/s/ Matthew T. Shafer
Matthew T. Shafer
Senior Vice President & Chief Financial Officer